EXHIBIT 99.1

CONTACTS:
Russell G. Allen, Director – Planning & IR (704) 557-8219
B. Clyde Preslar, VP, CFO and Secretary (704) 554-5540

FOR IMMEDIATE RELEASE

LANCE, INC. LOWERS FIRST QUARTER REVENUE AND EARNINGS EXPECTATIONS;
REAFFIRMS FULL-YEAR EARNINGS ESTIMATE

     CHARLOTTE, NC, March 4, 2005 — Lance, Inc. (Nasdaq: LNCE) today announced that, to date, revenues in the first quarter of 2005 have been below expectations. The Company now expects first quarter revenue growth of approximately 1%, down from an earlier estimate of approximately 5%. Most of the shortfall is from non-branded product revenue. This resulted from a slower than anticipated recovery from the Company’s reduced private label selling efforts in late 2004 to manage capacity constraints. The Company reported that private label orders have rebounded, and with additional capacity now on line, strong full-year private label revenue growth is expected.

     The Company also reported that the bankruptcy of Winn-Dixie Stores, Inc. and its subsidiaries is expected to result in a maximum after-tax charge of approximately $400,000 for an allowance for uncollectible amounts during the first quarter of 2005.

     While the Company now expects first quarter earnings to approximate $0.10 per share, it is maintaining its full-year estimate of $0.88 to $0.91 per share of common stock.

     Lance, Inc. manufactures and markets snack foods throughout most of the United States and other parts of North America.

     This news release contains statements which may be forward looking within the meaning of applicable securities laws. The statements may include projections regarding future earnings and results which are based upon the Company’s current expectations and assumptions, which are subject to a number of risks and uncertainties. Factors that could cause actual results to differ, including price competition, industry consolidation, raw material costs, food industry factors, effectiveness of sales and marketing activities and interest rate, foreign exchange rate and credit risks, are discussed in the Company’s most recent Forms 10-Q and 10-K filed with the Securities and Exchange Commission.